EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated May 14, 2007 accompanying the financial statements of Rocky Mountain Chocolate Factory, Inc. appearing in the 2007 Annual Report of the Company to its shareholders and the accompanying schedules included in the Annual Report on Form 10-K for the year ended February 28, 2007, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.
Ehrhardt Keefe Steiner & Hottman PC
Denver, Colorado
September 11, 2007